                                  EXHIBIT (12)

                  THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                  ---------------------------------------------

                Computation of Ratio of Earnings to Fixed Charges
                -------------------------------------------------

Millions of Dollars

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
                                                                 Years Ended June 30
                                                    ------------------------------------------
                                                     1999     2000     2001     2002     2003
                                                    ------   ------   ------   ------    -----
EARNINGS AS DEFINED

  Earnings from operations before income taxes
    and before adjustments for minority interests
    in consolidated subsidiaries and after
    eliminating undistributed earnings of equity
    method investees                                $5,866   $5,474   $4,574   $6,442   $7,760

  Fixed charges                                        751      881      872      687      657
                                                    ------   ------   ------   ------    -----

    TOTAL EARNINGS, AS DEFINED                      $6,617   $6,355   $5,446   $7,129   $8,417
                                                    ======   ======   ======   ======   ======
FIXED CHARGES, AS DEFINED

  Interest expense                                  $  650   $  792   $  794   $  603   $  561
  1/3 of rental expense                                101       89       78       84       96
                                                    ------   ------   ------   ------    -----
    TOTAL FIXED CHARGES, AS DEFINED                 $  751   $  881   $  872   $  687   $  657
                                                    ======   ======   ======   ======   ======
    RATIO OF EARNINGS TO FIXED CHARGES                 8.8      7.2      6.2     10.4     12.8
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